Mueller Water Products
Second Quarter 2013
Conference Call Script
May 1, 2013

Martie Zakas, Introduction and Safe Harbor Statement

Good morning everyone. Welcome to Mueller Water Products' 2013 second quarter conference call. We issued our press release reporting results of operations for the quarter ended March 31, 2013 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Mueller Water Products had 157.8 million shares outstanding at March 31, 2013.

Discussing the second quarter's results this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

This morning's call is being recorded and webcast live on the Internet. We have also posted slides on our website to help illustrate the quarter's results as well as to address forward-looking statements and our non-GAAP disclosure requirements.

At this time, please refer to slide 2. This slide identifies certain non-GAAP financial measures referenced in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between non-GAAP and GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses our forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements, as well as specific examples of forward-looking statements. Please review slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter refer to our fiscal year, which ends on September 30. All operating results discussed in these prepared remarks are from continuing operations unless specified otherwise.

A replay of this morning's call will be available for 30 days after the call at 1-866-470-7045. The archived webcast and the corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

After the prepared remarks, we will open the call to questions.

I'll now turn the call over to Greg.

Greg Hyland:
Thanks, Martie.

Thank you for joining us today as we discuss our results for the 2013 second quarter.

I'll begin with a brief overview of the quarter, followed by Evan's detailed financial report, which covers key drivers affecting our businesses. I will then provide additional comments on the quarter's results and developments in our end markets, as well as our outlook for the third quarter and observations for the second half of the year.

We are pleased with our strong second-quarter results, having achieved net sales growth of 12.6 percent while our adjusted operating income more than doubled from a year ago. This quarter was our overall best second quarter performance since 2008.

The quarter's results demonstrate the operating leverage of our Mueller Co. business.  Mueller Co. achieved 21.7 percent net sales growth year-over-year and improved adjusted operating margin by 670 basis points year-over-year to 12.5 percent. In addition, Mueller Co. converted 43 percent of the incremental net sales to adjusted operating income due to higher volume and a favorable product mix.

Mueller Co. continued to see shipment volumes of its valves, hydrants and brass products increase. Additionally, net sales of Mueller Co.'s newer technology products and services again more than doubled in the quarter on a year-over-year basis, demonstrating the traction we believe these products and services are gaining in the marketplace.

Anvil's results came in as expected, and we believe Anvil could see some growth in the second half of the year as conditions in its end markets are expected to improve.

I'll now turn the call over to Evan.

Evan Hart - Financial Summary
Thanks Greg, and good morning everyone. I'll first review the consolidated results and then discuss segment performance.

Consolidated net sales for the 2013 second quarter of $283.1 million increased $31.6 million, or 12.6 percent, from the 2012 second quarter net sales of $251.5 million due mostly to higher shipment volumes from Mueller Co.

Consolidated gross profit was $77.3 million for the 2013 second quarter compared to $62.1 million for the 2012 second quarter. Gross profit margin improved 260 basis points to 27.3 percent from 24.7 percent. This improvement was driven primarily by higher shipment volumes and higher sales prices.

Consolidated selling, general and administrative expenses as a percent of net sales declined to 18.6 percent for the 2013 second quarter from 20.1 percent for the 2012 second quarter. Selling, general and administrative expenses were $52.6 million for the 2013 second quarter compared to $50.6 million for the 2012 second quarter.

Adjusted operating income for the 2013 second quarter increased 115 percent to $24.7 million from adjusted operating income of $11.5 million for the 2012 second quarter. This increase was driven primarily by higher shipment volumes and higher sales prices.

Adjusted EBITDA for the 2013 second quarter increased to $39.7 million from $26.7 million for the 2012 second quarter. Trailing 12 months adjusted EBITDA through March 31, 2013 was $141.6 million.

Interest expense, net for the 2013 second quarter declined to $12.8 million from $14.0 million for the 2012 second quarter, excluding $1.6 million of non-cash costs for terminated interest rate swap contracts for the 2012 second quarter. Interest expense, net declined due to lower levels of total debt outstanding.

We redeemed $22.5 million principal amount of our 8.75% Senior Unsecured Notes during the quarter for $23.2 million, plus accrued and unpaid interest. The resulting loss on early extinguishment of debt of $1.4 million includes the premium paid, and the deferred financing costs and original issue discount that were written off.

The 2013 second quarter income tax expense was $2.5 million on income before income taxes of $10.1 million, or an effective income tax rate of 24.8%. The 2013 second quarter expense was reduced by $1.3 million for a deferred tax asset valuation allowance adjustment. Excluding this adjustment, the effective income tax rate for the 2013 second quarter would have been 37.6%. Net operating loss carryforwards remain available to offset future taxable earnings.

Adjusted net income per diluted share for the 2013 second quarter was $0.05 compared to an adjusted net loss per diluted share for the 2012 second quarter of $0.01 - an improvement of $0.06.

I'll now walk you through the after-tax adjustments for both the 2013 and 2012 second quarters.

The 2013 second quarter adjusted after-tax results exclude the loss from discontinued operations of $1.4 million, the loss on early extinguishment of debt of $0.8 million and restructuring expenses of $0.2 million offset by the deferred tax asset valuation allowance adjustment benefit of $1.3 million.

The 2012 second quarter adjusted after-tax results exclude the loss from discontinued operations of $100.9 million, a deferred tax valuation allowance expense against beginning of the year deferred taxes of $5.9 million, terminated interest rate swap contract costs of $1.0 million and restructuring expenses of $0.6 million.

There was a weighted average of 160.0 million diluted shares of our common stock outstanding for the 2013 second quarter compared to a weighted average of 156.5 million diluted shares outstanding for the 2012 second quarter.

I'll now move on to segment performance and begin with Mueller Co.

All of Mueller Co.'s business units performed better in the 2013 second quarter compared to the prior year.

Net sales for the 2013 second quarter increased 21.7 percent to $188.1 million from net sales of $154.5 million for the 2012 second quarter. This increase was due primarily to higher shipment volumes of all of Mueller Co.'s key products, especially metering systems, valves, hydrants and brass products. Domestic unit shipments of valves and hydrants were up 15% and 13%, respectively, with brass products about flat. Net sales of the newer technology products and services more than doubled this quarter compared to last year and accounted for more than one-third of the net sales growth in the 2013 second quarter.

Gross profit margin for the 2013 second quarter improved to 26.8 percent compared to 21.7 percent for the prior year.

Adjusted operating income for the 2013 second quarter improved 161 percent to $23.5 million from adjusted operating income of $9.0 million for the 2012 second quarter. Adjusted operating margin for the 2013 second quarter improved 670 basis points to 12.5 percent from adjusted operating margin for the 2012 second quarter of 5.8 percent.

Net sales of our newer technology products and services demonstrated strong growth this quarter more than doubling on a year-over-year basis. The contribution of these products and services improved meaningfully versus the prior year.

Adjusted EBITDA for the 2013 second quarter grew to $34.9 million compared to adjusted EBITDA for the 2012 second quarter of $20.6 million.

I'll now turn to Anvil…

Net sales for the 2013 second quarter declined to $95.0 million compared to net sales of $97.0 million for the 2012 second quarter. The decrease resulted primarily from lower shipment volumes.

Adjusted operating income for the 2013 second quarter was $9.2 million compared to adjusted operating income for the 2012 second quarter of $10.0 million. Anvil's adjusted operating margin was 9.7 percent compared to 10.3 percent for the 2012 second quarter.

Adjusted EBITDA for the 2013 second quarter was $12.7 million compared to adjusted EBITDA for the 2012 second quarter of $13.5 million.

Turning now to a discussion of our liquidity...

Free cash flow, which is cash flows from operating activities less capital expenditures, was negative $12.3 million for the 2013 second quarter compared to positive $1.8 million for the 2012 second quarter. The most significant differences between these quarters relate to income tax refunds received in the 2012 second quarter and the general timing differences of collection and disbursement activity. For the 2013 second quarter, trailing four-quarter average accounts receivable, inventory and accounts payable as a percentage of net sales improved 180 basis points from the 2012 second quarter.

At March 31, 2013, total debt was $600.9 million, down $91.6 million from a year ago. Total debt outstanding included $420.0 million of 7⅜% Senior Subordinated Notes due 2017, $177.8 million of 8¾% Senior Unsecured Notes due 2020, and $3.1 million of other. Net debt leverage was 4.0x at March 31, 2013. Using March 31, 2013 data, we had $156.3 million of excess availability under our asset based credit agreement.

I'll now turn the call back to Greg.

Greg Hyland:

Thanks, Evan.

I'll now elaborate on our 2013 second quarter performance and end markets and provide an outlook for our third quarter and observations for the second half of the year. I'll begin with Mueller Co.

We believe a number of factors contributed to Mueller Co.'s strong second-quarter performance. Certainly, we think our end markets continue to improve, especially new residential construction. We saw growth in our housing related valve and hydrant shipments across all sales regions, with our strongest growth coming in the South and West, the two regions of the country that also experienced the greatest growth in housing starts.

In addition, our January price increase on valves and hydrants was two weeks earlier this year than last year. As a result, with this additional time, in the second quarter this year we shipped more orders that were received in advance of our price increase than we did during the same period last year. It was encouraging that most of our distributors were willing to receive their entire order in the second quarter. We believe that although this indicates increased optimism, we note that distributors generally entered the third quarter with higher inventories than last year.

Looking at base Mueller Co., which excludes our metering and leak detection products and services, net sales grew 14 percent year-over-year.

Our metering products continued to make good progress, with net sales and bookings more than doubling year-over-year during the quarter. These products are clearly gaining traction as more than one-third of Mueller Co.'s net sales increase in the quarter came from our metering products.

Before discussing our outlook for the third quarter, let me provide an overview of some of the macro drivers in our end markets. While the macro-economic data reported in the spring have been uneven, the macro factors that impact our markets appear to be holding their own and for the most part remain positive.

The outlook for state and local governments continues to be mixed. While state and local seasonally adjusted tax receipts continue to increase, budgets in many areas remain stressed. On the municipal bond front, new money issuances are up 16% through the first three months of the year compared to last year. And the CPI for water and sewerage rates increased by an annualized rate of 6.1% in March year-over-year.

The housing market continues to be one of the bright spots in the economy. March housing starts topped 1 million units for the first time since June 2008 and represented the fourth consecutive month of greater than 900,000 units on a seasonally adjusted annualized basis.

According to a survey by Ivy Zelman and Associates, demand for land and lots hit a record high for their survey, with the strongest activity especially in the West.

It is also important to note that improving housing construction ultimately helps bolster the health of municipalities, as local governments benefit from increased property taxes, as well as connection fees and other ancillary fees associated with residential and non-residential construction.

Turning now to our outlook for the third quarter…

On a year-over-year basis for the third quarter, we expect Mueller Co.'s net sales to increase due primarily to volume growth and improved pricing in our core valves, hydrants and brass products. However, we believe the year-over-year net sales increase will be substantially less than what we realized in the second quarter on a year-over-year basis due to the higher shipments in the second quarter that were driven by the timing of our price increase.

While we expect to see nice growth of our metering systems in the third quarter, the year-over-year comparisons will get tougher when we reach the one-year anniversary of our supply agreement with American Water. As a general reminder, sales of these products can be lumpy due to their project-oriented nature.

Overall, we expect Mueller Co.'s net sales to increase year-over-year. However, we believe the growth rate will be less in the third quarter than in the second. We expect adjusted operating income for Mueller Co. to improve across all of its key product categories and for the adjusted operating margin to improve slightly over the prior year.

At Anvil, shipment volumes in the third quarter year-over-year should increase as we expect to see slight improvement in demand from its end markets. We expect to see an increase in demand both in addressed commercial construction and oil & gas markets. We believe this increased volume will result in higher year-over-year adjusted operating income.

For the Company as a whole, we believe that 2013 third quarter net sales will increase year-over-year primarily attributable to volume increases at both Mueller Co. and Anvil. We expect adjusted operating income to increase nicely and to see an improvement in our overall margin.

We think the signs we are seeing in our water markets are mostly positive, reinforcing the previous outlook we provided for the full year.

Raw material costs have remained relatively stable and have declined recently. We expect that average costs for all of 2013 will be comparable to costs for 2012, as we expect to benefit from lower raw material costs offet by higher costs of purchased components.

Other key variables for 2013 include: corporate expenses are estimated to be $30 to $32 million, depreciation and amortization is expected to be $59 to $61 million and interest expense is estimated to be approximately $52 million. Our adjusted effective income tax rate should be around 40% for the full year. Capital expenditures should be between $30 and $34 million.

For the full year, we expect free cash flow to be stronger than 2012. Most of our improved free cash flow generation should come from improved income from operations. Additionally, we expect income tax payments and pension contributions to be minimal this year.

We are pleased with our second-quarter results, especially the operating leverage we achieved at Mueller Co. However, the rate of growth Mueller Co. experiences in the second half of the year will depend on how quickly distributors turn the higher levels of inventory they entered the third quarter with and reorder as we move further into the construction season. Our metering and leak detection products and services continue to grow. Based on the sales funnel and anticipated timing, we continue to expect the newer technology products and services to be profitable for the full year based on second half performance.

For Anvil, we believe we could see modest improvement in the second half of the year as conditions in its end markets are expected to improve.

With that, I will open this call for your questions.